EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

    CONGOLEUM CORPORATION EXTENDS DEADLINE FOR VOTING ON REORGANIZATION PLAN


MERCERVILLE, NJ, December 19, 2003 - Congoleum Corporation (AMEX:CGM) today announced that it has extended the deadline for votes to be submitted on the approval of its pre-packaged Chapter 11 plan of reorganization until 5:00 p.m. Eastern Time on December 24, 2003. The parties entitled to vote on the plan are asbestos personal injury claimants, Congoleum's secured lender and its majority shareholder. The deadline for completing the voting process has been extended to allow Congoleum to clarify the plan based upon discussions with Congoleum's secured lender concerning its treatment under the plan. The voting extension should not affect Congoleum's plans to commence bankruptcy proceedings in late December and seek bankruptcy court confirmation of the plan as promptly as possible thereafter.

      As previously announced, under the terms of the plan, when confirmed, Congoleum will contribute certain insurance rights and a note for approximately $2.7 million (subject to a future revaluation) to a trust to be formed pursuant to the plan for the benefit of asbestos personal injury claimants, and all current and future asbestos claims against Congoleum will be channeled to the trust. Under the terms of the plan, Congoleum's other creditors will be paid in full and its shareholders will maintain their equity holdings in Congoleum. Copies of the plan and disclosure statement have previously been filed by Congoleum with the Securities and Exchange Commission. They can also be obtained by visiting Congoleum's website at http://www.congoleum.com/investor_relations/investor_1.shtml.

      Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet and tile products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements

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are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies, which underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, and amendments to those outstanding debt instruments, as necessary, to permit the contemplated note contribution in connection with Congoleum's plan of reorganization and to make certain financial covenants in those debt instruments less restrictive, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to obtain debtor-in-possession financing to provide it with sufficient funding during the pendency of its Chapter 11 case and exit financing to provide it with sufficient funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum and
(vii) compliance with the United States Bankruptcy Code, including Section 524(g). In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the quarter ended September 30, 2003 and its other filings with the Securities and Exchange Commission.